HomeTrust Bancshares, Inc. Reports Financial Results For The Second Fiscal Quarter Of 2016

ASHEVILLE, N.C., January 29, 2016 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank, today announced preliminary net income of $2.4 million for the quarter ended December 31, 2015, a $400,000 or 19.5% increase over the net income of $2.0 million for the same period a year ago. The Company's basic and diluted earnings per share increased to $0.14 for the three months ended December 31, 2015 compared to $0.10 per share for the same period in fiscal 2015.

Net income totaled $5.0 million for the six months ended December 31, 2015, a $708,000, or 16.4% increase compared to $4.3 million for the same period in 2014. The Company's basic and diluted earnings per share increased to $0.28 from $0.22 per share for the six months ended December 31, 2015 compared to the same period in 2014. Tangible book value per share increased $0.41, or 2.3% to $18.47 as of December 31, 2015 compared to $18.06 at June 30, 2015.

For the three-month period ended December 31, 2015, retail loan portfolio originations increased $18.0 million from $52.6 million to $70.6 million, or 34.3% compared to the same period in the previous year. For the three-month period ended December 31, 2015, commercial loan portfolio originations increased $40.9 million from $53.7 million to $94.6 million, or 76.2% compared to the same period in the previous year.

"Although organic loan growth was $40.0 million, or 5% annualized during the first six months of our fiscal year, it excludes $80.4 million in unfunded commercial construction loan originations. These loans will significantly impact net loans receivable as they fund in future quarters," commented Dana Stonestreet, Chairman, President, and CEO. "In addition, we expect our charter conversion from a national bank to a state-chartered commercial bank on December 31, 2015 to reduce our regulatory assessments by approximately $350,000 annually and the consolidation of six branches during the quarter will result in approximately $1.2 million in additional annual savings beginning in January 2016," said Stonestreet.

Income Statement Review

Net interest income of $20.2 million for the quarter ended December 31, 2015, remained consistent with the same period in 2014. Average interest-earning assets increased $259.0 million to $2.5 billion for the quarter ended December 31, 2015 from the comparative quarter in 2014, mainly from our leveraging strategy, where additional short-term Federal Home Loan Bank ("FHLB") borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as dividend income from the required purchase of additional FHLB stock. As expected, net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2015 decreased 40 basis points to 3.34% from 3.74% as a result of increasing average short-term FHLB borrowings for the quarter ended December 31, 2015 by $278.0 million compared to the same period last year. Our leveraging strategy produced an additional $749,000 in interest income during the quarter ended December 31, 2015, at an average yield of 74 basis points, while the average cost of the borrowings was 23 basis points, resulting in approximately $520,000 in net interest income during the quarter. Excluding the effects of the leveraging strategy, the net interest margin would be 3.88%.

For the quarter ended December 31, 2015, the average balance of loans had a modest increase of $137.0 million from recent acquisitions and organic loan growth, however loan interest income decreased $490,000 to $19.3 million as compared to the same quarter last year. Driving the quarter over quarter decrease in loan interest income was a $682,000 decrease in the accretion of purchase discounts on acquired loans to $909,000 for the quarter ended December 31, 2015 from $1.6 million for the same quarter in 2014. Average loan yields decreased 52 basis points to 4.56% for the quarter ended December 31, 2015 from 5.08% in corresponding quarter in 2014. Total interest expense increased $47,000 for the quarter ended December 31, 2015 compared to the same period last year. This increase was primarily due to average interest-bearing liabilities increasing $256.1 million to $2.1 billion for the quarter ended December 31, 2015 compared to the same period in 2014, partially offset by the overall average cost of funds decreasing to 27 basis points from 30 basis points.

Net interest income increased $1.9 million, or 5.0% to $40.7 million for the six months ended December 31, 2015 compared to $38.8 million for the six months ended December 31, 2014. Average interest-earning assets increased $420.2 million to $2.5 billion for the six months ended December 31, 2015 compared to the same period in 2014, mainly from our leveraging strategy and new loans from acquisitions and organic growth. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2015 decreased 50 basis points to 3.35% from 3.85% for the same period last year. Our leveraging strategy produced an additional $1.4 million in interest income during the six months ended December 31, 2015, resulting in approximately $952,000 in net interest income during the period. Excluding the effects of this leveraging strategy, net interest margin would be 3.95%.

Interest income for loans for the six months ended December 31, 2015 increased $588,000 due to a $148.7 million increase in the average balance of loans offsetting a 37 basis point decrease in the average loan yields as compared to the same period in 2014. Interest income for loans also included $2.3 million in accretion of purchase discounts on acquired loans for the six months ended December 31, 2015 and 2014. Total interest expense increased $220,000 for the six months ended December 31, 2015 compared to the same period last year as a result of average interest-bearing liabilities increasing $402.7 million to $2.1 billion due to our leveraging strategy. This increase was partially offset by the overall average cost of funds continuing to decrease to 27 basis points for the six months ended December 31, 2015 compared to 31 basis points for the same period in 2014.

Noninterest income increased $186,000, or 6.6%, to $3.0 million for the three months ended December 31, 2015 from $2.8 million for the same period in the previous year, primarily due to a $300,000, or 22.8%, increase in fees and service charges on checking accounts resulting from the growth in the number of these accounts from recent acquisitions, partially offset by a decrease in mortgage banking income and fees of $123,000 due to additional regulatory requirements that have increased the average closing times for residential loans. Noninterest expense for the quarter ended December 31, 2015 decreased $293,000, or 1.5%, to $19.8 million compared to $20.1 million for the quarter ended December 31, 2014. This decrease was primarily related to prior year acquisitions, as reflected by the $2.3 million decrease in merger-related expenses, which were partially offset by an $807,000 increase in salaries and employee benefits, a $274,000 increase in net occupancy expense, a $259,000 increase in amortization of core deposit intangibles, and a $424,000 increase in other expenses. Real estate owned ("REO")-related expenses increased $253,000 as a result of $159,000 in net losses in the quarter ended December 31, 2015, compared to $200,000 in net gains in the same quarter in 2014.

Noninterest income increased $786,000, or 14.1%, to $6.4 million for the six months ended December 31, 2015 from $5.6 million for the same period in the previous year, as a result of a $938,000, or 39.4%, increase in fees and service charges on checking accounts, partially offset by a $242,000, or 15.5% decrease in mortgage banking income and fees. Noninterest expense for the six months ended December 31, 2015 increased $1.0 million, or 2.7%, to $39.7 million compared to $38.6 million for the six months ended December 31, 2014. The increase was primarily related to our recent acquisitions, which led to a $1.9 million increase in salaries and employee benefits, a $680,000 increase in net occupancy expense, a $619,000 increase in amortization of core deposit intangibles, and a $1.4 million increase in other expenses, partially offset by a $3.7 million decrease in merger-related expenses. REO-related expenses increased $267,000 as a result of $138,000 in net losses for the six months ended December 31, 2015, compared to $235,000 in net gains in the same period in 2014.

The Company's income tax expense increased $39,000 to $864,000 for the quarter ended December 31, 2015 over the same quarter in 2014 as a result of additional pretax income. The Company's effective income tax rate for the quarter ended December 31, 2015 was 26.1% compared to 28.7% for the quarter ended December 31, 2014.

For the six months ended December 31, 2015, the Company's income tax expense was $2.4 million, an increase of $714,000, or 42.2% compared to $1.7 million for the six months ended December 31, 2014. The increase was a result of additional pretax income and a nonrecurring charge of $526,000 during the first quarter of the fiscal year related to the decrease in value of our deferred tax assets based on recent decreases in North Carolina's corporate tax rate. The rate was reduced to 4.0% in August 2015 with additional reductions possible to 3.0% through 2017 if certain state revenue triggers are achieved. The Company's effective income tax rate for the six months ended December 31, 2015 was 32.4% compared to 28.2% for the six months ended December 31, 2014.

Balance Sheet Review

Total assets decreased $54.6 million, or 2.0%, to $2.7 billion at December 31, 2015 from $2.8 billion at June 30, 2015. The cumulative decrease of $103.9 million, or 12.4%, in cash and cash equivalents, commercial paper, certificates of deposit in other banks, and securities available for sale for the six months in fiscal 2016 were part of our liquidity management to reduce excess liquidity by funding higher yielding loans, reducing higher cost deposits as discussed below, and funding common stock repurchases reflecting our continued efforts to return capital to our shareholders. The increase in net loans receivable of $62.5 million to $1.7 billion at December 31, 2015 was driven by $40.0 million of organic growth and $22.1 million in purchased home equity lines of credit, net of repayments. The decrease in other assets was a direct result of $8.0 million in loans sold at the end of the fourth quarter of fiscal 2015 and the receipt of proceeds in the first quarter of fiscal 2016.

Total deposits decreased $42.1 million, or 2.3%, to $1.8 billion at December 31, 2015 from $1.9 billion at June 30, 2015. The decrease was primarily due to a managed run off of $73.0 million in higher costing certificates of deposit partially offset by a $20.8 million increase in money market accounts and a $17.5 million increase in checking accounts.

Stockholders' equity at December 31, 2015 decreased to $361.2 million from $371.1 million at June 30, 2015. The decrease was a result of 911,427 shares of common stock repurchased at an average cost of $18.42, or approximately $16.8 million in total and a $240,000 decrease in unrealized gains on securities available for sale, partially offset by $5.0 million in net income. As of December 31, 2015, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 13.02%, 13.02%, 14.06%, and 10.51%, respectively. In addition, the Company was categorized as "well capitalized" at December 31, 2015 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $22.0 million, or 1.26% of total loans, at December 31, 2015 compared to $22.4 million, or 1.33% of total loans, at June 30, 2015. The allowance for loan losses was 1.48% of total loans at December 31, 2015, excluding acquired loans.

There was no provision for losses on loans for the three months ended December 31, 2015 or the comparative period in 2014. Net loan charge-offs totaled $135,000 for the three months ended December 31, 2015 compared to net recoveries of $276,000 for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans increased to 0.03% for the quarter ended December 31, 2015 from a net recovery of (0.07)% for the same period last fiscal year.

There was no provision for losses on loans for the six months ended December 31, 2015 compared to a $250,000 recovery of loan losses for the same period in the previous year. Net loan charge-offs increased to $397,000 for the six months ended December 31, 2015 from net recoveries of $177,000 for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans increased to 0.05% for the six months ended December 31, 2015 from (0.02)% in net recoveries as a percentage of average loans for the same period last fiscal year.

Nonperforming assets decreased $738,000 to $31.1 million, or 1.14% of total assets, at December 31, 2015, compared to $31.9 million, or 1.15% of total assets, at June 30, 2015. Nonperforming assets included $24.4 million in nonaccruing loans and $6.7 million in REO at December 31, 2015, compared to $24.9 million and $7.0 million, in nonaccruing loans and REO, respectively, at June 30, 2015. Included in nonperforming loans are $7.2 million of loans restructured from their original terms of which $2.9 million were current with respect to their modified payment terms. At December 31, 2015, $7.3 million, or 30.0%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $7.5 million acquired from recent acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 2.63% at December 31, 2015 from 2.90% at June 30, 2015. Classified assets decreased 11.7% to $71.7 million at December 31, 2015 compared to $81.1 million at June 30, 2015.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2015, the Company had assets of $2.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 5th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015(1)	2015	2014
	(Dollars in thousands)
Financial Condition Data:
Total assets	$2,728,552	$2,726,000	$2,783,114	$2,608,637	$2,640,387
Loans held for sale	5,080	4,012	5,874	2,225	1,478
Loans receivable, net(2)	1,725,790	1,720,178	1,663,333	1,618,376	1,626,630
Allowance for loan losses	21,977	22,112	22,374	22,681	23,356
Interest-earning deposits	24,781	12,819	82,269	153,718	190,153
Commercial paper	271,856	242,928	256,152	99,953	128,249
Certificates of deposit in other banks	177,934	196,386	210,629	204,596	196,575
Securities available for sale, at fair value	229,227	249,711	257,606	230,512	195,143
Goodwill	12,673	12,673	12,673	12,673	12,673
Core deposit intangibles	8,526	9,269	10,043	10,850	11,472
Deposits	1,829,987	1,819,950	1,872,126	1,913,773	1,938,321
Checking accounts (noninterest and interest)	608,925	582,626	591,429	592,338	580,884
Other borrowings	479,000	476,000	475,000	250,000	250,000
Stockholders' equity	361,195	368,148	371,050	381,935	380,927
Asset quality ratios:
Nonperforming assets to total assets(3)	1.14%	1.16%	1.15%	1.51%	1.68%
Nonperforming loans to total loans(3)	1.40	1.43	1.47	1.88	2.04
Total classified assets to total assets	2.63	2.72	2.90	3.51	3.62
Allowance for loan losses to nonperforming loans(3)	89.97	88.84	90.02	73.42	69.38
Allowance for loan losses to total loans	1.26	1.27	1.33	1.38	1.41
Allowance for loan losses to total gross loans excluding acquired loans	1.48	1.52	1.58	1.72	1.79
Net charge-offs (recoveries) to average loans (annualized)	0.03	0.06	0.17	0.16	(0.07)
Capital ratios:
Equity to total assets at end of period	13.24%	13.51%	13.33%	14.64%	14.43%
Tangible equity to total tangible assets(4)	12.66	12.91	12.74	13.96	13.74
Average equity to average assets	13.25	13.41	13.56	14.53	15.40
__________________________________________

(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process, and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2015, there were $7.2 million of restructured loans included in nonaccruing loans and $7.3 million, or 30.0%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended December 31,			Six Months Ended December 31,
	2015	2014	Difference	2015	2014	Difference
	(Dollars in thousands)

Total interest income	$21,566	$21,559	$7	$43,575	$41,424	$2,151
Total interest expense	1,416	1,369	47	2,854	2,634	220
Net interest income	20,150	20,190	(40)	40,721	38,790	1,931
Recovery of loan losses	—	—	—	—	(250)	250
Net interest income after recovery of loan losses	20,150	20,190	(40)	40,721	39,040	1,681
Service charges on deposit accounts	1,618	1,318	300	3,317	2,379	938
Mortgage banking income and fees	590	713	(123)	1,318	1,560	(242)
Gain from sales of securities available for sale	—	61	(61)	—	61	(61)
Other noninterest income	797	727	70	1,739	1,588	151
Total noninterest income	3,005	2,819	186	6,374	5,588	786
Salaries and employee benefits	10,875	10,068	807	21,732	19,876	1,856
Net occupancy expense	2,306	2,032	274	4,565	3,885	680
REO-related expenses(1)	486	233	253	820	553	267
Core deposit intangible amortization	743	484	259	1,517	898	619
Merger-related expenses	—	2,310	(2,310)	—	3,731	(3,731)
Other	5,432	5,008	424	11,043	9,689	1,354
Total noninterest expense	19,842	20,135	(293)	39,677	38,632	1,045
Income before income taxes	3,313	2,874	439	7,418	5,996	1,422
Income tax expense	864	825	39	2,405	1,691	714
Net income	$2,449	$2,049	$400	$5,013	$4,305	$708
______________________________

(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.36%	0.33%	0.36%	0.37%
Return on assets - adjusted(4)	0.36	0.57	0.40	0.56
Return on equity (ratio of net income to average equity)	2.70	2.15	2.73	2.27
Return on equity - adjusted(4)	2.70	3.69	3.02	3.44
Tax equivalent yield on earning assets(2)	3.56	3.98	3.58	4.11
Rate paid on interest-bearing liabilities	0.27	0.30	0.27	0.31
Tax equivalent average interest rate spread (2)	3.29	3.69	3.31	3.80
Tax equivalent net interest margin(2) (3)	3.34	3.74	3.35	3.85
Tax equivalent net interest margin - adjusted(4)	3.88	3.74	3.95	3.85
Average interest-earning assets to average interest-bearing liabilities	119.11	121.62	118.95	122.41
Operating expense to average total assets	2.90	3.26	2.89	3.34
Efficiency ratio(4)	81.38	74.47	80.33	75.20
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation for adjustments.

Per Share Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income per common share:
Basic	$0.14	$0.10	$0.28	$0.22
Diluted	$0.14	$0.10	$0.28	$0.22
Adjusted net income per common share:(1)
Basic	$0.14	$0.18	$0.31	$0.34
Diluted	$0.14	$0.18	$0.31	$0.34

Average shares outstanding:
Basic	17,479,150	19,145,084	17,778,568	19,161,846
Diluted	17,810,984	19,235,841	18,053,187	19,239,539
Book value per share at end of period	$19.44	$18.63	$19.44	$18.63
Tangible book value per share at end of period (1)	$18.47	$17.60	$18.47	$17.60
Total shares outstanding at end of period	18,576,972	20,451,505	18,576,972	20,451,505
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	For the Three Months Ended December 31,
	2015		2014
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,750,497	4.56%	$1,613,457	5.08%
Interest-earning deposits with banks	211,803	0.96	385,661	0.61
Securities available for sale	239,908	1.73	181,450	1.95
Other interest-earning assets	289,240	0.95	51,925	2.02
Total interest-earning assets	$2,491,448	3.56	$2,232,493	3.98
Interest-bearing deposits	1,609,689	0.28	1,631,612	0.31
Other borrowings	482,055	0.23	204,076	0.20
Total interest-bearing liabilities	$2,091,744	0.27	$1,835,688	0.30
Tax equivalent interest rate spread(1)		3.29%		3.69%
Tax equivalent net interest margin(1) (2)		3.34%		3.74%

	For the Six Months Ended December 31,
	2015		2014
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,739,679	4.63%	$1,590,932	5.00%
Interest-earning deposits with banks	230,386	0.90	287,228	0.72
Securities available for sale	249,590	1.79	176,043	1.92
Other interest-earning assets	283,953	0.94	29,250	2.22
Total interest-earning assets	$2,503,608	3.58	$2,083,453	4.11
Interest-bearing deposits	1,625,731	0.29	1,564,117	0.32
Other borrowings	478,994	0.22	137,905	0.21
Total interest-bearing liabilities	$2,104,725	0.27	$1,702,022	0.31
Tax equivalent interest rate spread(1)		3.31%		3.80%
Tax equivalent net interest margin(1) (2)		3.35%		3.85%
__________________________________________________

(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share, tangible equity to tangible assets ratio, net income excluding merger-related expenses, nonrecurring state tax expense, and recovery of loan losses, and earnings per share excluding merger expenses, nonrecurring state tax expense, and recovery of loan losses. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31,		December 31,
	2015	2014	2015	2014
Noninterest expense	$19,842	$20,135	$39,677	$38,632
Less REO-related expenses	486	233	820	553
Less merger-related expenses	—	2,310	—	3,731
Noninterest expense – as adjusted	$19,356	$17,592	$38,857	$34,348

Net interest income	$20,150	$20,190	$40,721	$38,790
Plus noninterest income	3,005	2,819	6,374	5,588
Plus tax equivalent adjustment	631	676	1,277	1,356
Less realized gain on securities	—	61	—	61
Net interest income plus noninterest income – as adjusted	$23,786	$23,624	$48,372	$45,673
Efficiency ratio	81.38%	74.47%	80.33%	75.20%
Efficiency ratio (without adjustments)	85.69%	87.51%	84.25%	87.05%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2015	2014	2015	2014
Total stockholders' equity	$361,195	$380,927	$361,195	$380,927
Less: goodwill, core deposits intangibles, net of taxes	(18,044)	(20,995)	(18,044)	(20,995)
Tangible book value	$343,151	$359,932	$343,151	$359,932
Common shares outstanding	18,576,972	20,451,505	18,576,972	20,451,505
Tangible book value per share(1)	$18.47	$17.60	$18.47	$17.60

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
	(Dollars in thousands)
Tangible book value(1)	$343,151	$349,636	$352,050	$361,331	$359,932
Total assets	2,728,552	2,726,000	2,783,114	2,608,637	2,640,387
Less: goodwill, core deposit intangibles, net of taxes	(18,044)	(18,512)	(19,000)	(20,604)	(20,995)
Total tangible assets(2)	$2,710,508	$2,707,488	$2,764,114	$2,588,033	$2,619,392
Tangible equity to tangible assets	12.66%	12.91%	12.74%	13.96%	13.74%
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(1)    Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.

(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended December 31, 2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,491,448	$22,197	3.56%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	402,000	749	0.74%
Interest-earning assets - adjusted	$2,089,448	$21,448	4.11%

Interest-bearing liabilities	$2,091,744	$1,416	0.27%
Additional FHLB borrowings	402,000	229	0.23%
Interest-bearing liabilities - adjusted	$1,689,744	$1,187	0.28%

Net interest income and net interest margin		$20,781	3.34%
Net interest income and net interest margin - adjusted		20,261	3.88%
Difference		$520	(0.54)%

	Six Months Ended December 31, 2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,503,608	$44,852	3.58%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	424,000	1,413	0.67%
Interest-earning assets - adjusted	$2,079,608	$43,439	4.18%

Interest-bearing liabilities	$2,104,725	$2,854	0.27%
Additional FHLB borrowings	424,000	461	0.22%
Interest-bearing liabilities - adjusted	$1,680,725	$2,393	0.28%

Net interest income and net interest margin		$41,998	3.35%
Net interest income and net interest margin - adjusted		41,046	3.95%
Difference		$952	(0.60)%
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(1)
Proceeds from the additional borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, nonrecurring state tax expense, and the recovery of loan losses:

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2015	2014	2015	2014
Merger-related expenses	$—	$2,310	$—	$3,731
Nonrecurring state tax expense	—	—	526	—
Recovery of loan losses	—	—	—	(250)
Total adjustments	—	2,310	526	3,481
Tax effect (1)	—	(855)	—	(1,273)
Total adjustments, net of tax	—	1,455	526	2,208

Net income (GAAP)	2,449	2,049	5,013	4,305

Net income (non-GAAP)	$2,449	$3,504	$5,539	$6,513

Per Share Data
Average shares outstanding - basic	17,479,150	19,145,084	17,778,568	19,161,846
Average shares outstanding - diluted	17,810,984	19,235,841	18,053,187	19,239,539

Basic EPS
EPS (GAAP)	$0.14	$0.10	$0.28	$0.22
Non-GAAP adjustment	—	0.08	0.03	0.12
EPS (non-GAAP)	$0.14	$0.18	$0.31	$0.34

Diluted EPS
EPS (GAAP)	$0.14	$0.10	$0.28	$0.22
Non-GAAP adjustment	—	0.08	0.03	0.12
EPS (non-GAAP)	$0.14	$0.18	$0.31	$0.34

Average Balances
Average assets	$2,735,738	$2,469,409	$2,749,840	$2,312,090
Average equity	362,617	380,327	366,589	378,630

ROA
ROA (GAAP)	0.36%	0.33%	0.36%	0.37%
Non-GAAP adjustment	—%	0.24%	0.04%	0.19%
ROA (non-GAAP)	0.36%	0.57%	0.40%	0.56%

ROE
ROE (GAAP)	2.70%	2.15%	2.73%	2.27%
Non-GAAP adjustment	—%	1.54%	0.29%	1.17%
ROE (non-GAAP)	2.70%	3.69%	3.02%	3.44%
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(1)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.